SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                               X
                                                     ---
Filed by a Party other than the Registrant
                                                     ---
Check the appropriate box:

         Preliminary Proxy Statement
---
         Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
---
 X       Definitive Proxy Statement
---
         Definitive Additional Materials
---
         Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
---

                             CASTLE BANCGROUP, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             CASTLE BANCGROUP, INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (check the appropriate box):

 X       No fee required.
---
         Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.
---
         1) Title of each class of securities to which transaction applies:
         2) Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         4) Proposed maximum aggregate value of transaction: 5) Total fee paid:

         Fee paid previously with preliminary materials.
---
         Check box if any part of the fee is offset as provided by Exchange Act
--- Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:
         2)       Form, Schedule or Registration Statement No.:
         3)       Filing Party:
         4)       Date Filed:

                             CASTLE BANCGROUP, INC.

                                     NOTICE

                                       OF

            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 28, 1999


         NOTICE IS HEREBY GIVEN, that the Annual Meeting of Stockholders (the "Meeting") of Castle BancGroup, Inc., a Delaware corporation (the
"Corporation"), will be held in the community room of First National Bank in DeKalb/Sycamore, 511 West State Street, Sycamore, Illinois, 60178, on Wednesday, April 28, 1999 at 2:00 p.m.

         The Meeting is for the purpose of considering and acting upon:

         (1)      The election of two directors of the Corporation;

         (2) The amendment to the Certificate of Incorporation of the Corporation to increase the authorized Common Stock; and

         (3) Such other matters as may properly come before the Meeting or any adjournments thereof.

         Stockholders of record at the close of business on March 18, 1999 are entitled to notice of and to vote at the Meeting or any adjournments thereof.

By order of the Board of Directors,



/s/ David B. Castle
----------------------
David B. Castle
Secretary

DeKalb, Illinois
March 29, 1999


IMPORTANT! TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE SIGN, DATE, AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF THE PROXY IS MAILED IN THE UNITED STATES.

                                 PROXY STATEMENT
                                       OF
                             CASTLE BANCGROUP, INC.
                            121 WEST LINCOLN HIGHWAY
                             DEKALB, ILLINOIS 60115
                                 (815) 758-7007

                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 28, 1999


--------------------------------------------------------------------------------
                               GENERAL INFORMATION
--------------------------------------------------------------------------------

         This Proxy Statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors of Castle BancGroup, Inc. (the "Corporation") from holders of the Corporation's outstanding shares of common stock, par value $.331/3 per share ("Common Stock"), for use at the 1999 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, April 28, 1999 at 2:00 p.m. in the community room of First National Bank in DeKalb/Sycamore, 511 West State Street, Sycamore, Illinois 60178, or at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting and in this Proxy Statement.

         The Corporation will bear the costs of soliciting proxies from its stockholders. In addition to soliciting proxies by mail, directors, officers and employees of the Corporation and its subsidiaries, without receiving additional compensation therefor, may solicit proxies in person, by telephone or by facsimile. The Corporation may also reimburse brokers, nominees and other fiduciaries for their reasonable expenses in forwarding proxy solicitation materials to beneficial owners. The accompanying Notice of Annual Meeting, this Proxy Statement and the Proxy Card are first being mailed to the Corporation's stockholders on or about March 29, 1999.

--------------------------------------------------------------------------------
                          VOTING AT THE ANNUAL MEETING
--------------------------------------------------------------------------------


         The close of business on March 18, 1999 has been fixed as the record date (the "Record Date") for the determination of stockholders of the Corporation entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Corporation had 2,175,394 shares of Common Stock issued and outstanding.

         Each proxy that is properly signed and received before the Annual Meeting and not subsequently revoked will be voted in accordance with the instructions on such proxy. IF NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES NAMED IN THE PROXY, "FOR" THE PROPOSED AMENDMENT TO THE CORPORATION'S CERTIFICATE OF INCORPORATION AND IN THE DISCRETION OF THE PERSONS NAMED IN THE PROXY ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. Any stockholder has the right to revoke a proxy at any time before its exercise at the Annual Meeting. A proxy may be revoked by properly executing and submitting to the Corporation a later-dated proxy or by mailing written notice of revocation to Castle BancGroup, Inc., 121 West Lincoln Highway, DeKalb, Illinois 60115, Attention: David B. Castle,

Secretary. A stockholder may also revoke a proxy by appearing at the Annual Meeting and voting in person. Proxies are valid only for the meeting specified therein or any adjournments of such meeting.

         A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of Common Stock, represented in person or by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. The inspectors will determine whether a quorum is present and will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares of Common Stock to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter even though such shares will be considered present for the purpose of determining the presence of a quorum. Abstentions and broker non-votes will have the effect of a vote against the proposal to amend the Corporation's Certificate of Incorporation.

         Stockholders have the right to cumulative voting in the election of directors. Under cumulative voting, each stockholder is entitled to a number of votes equal to the number of his or her shares multiplied by the number of directors to be elected. Each stockholder may cast all of those votes for a single nominee or may distribute the votes among as many of the nominees as such stockholder deems appropriate. Cumulative votes for which a proxy is given will be divided equally among all director nominees for whom authority has been given. NOTWITHSTANDING THE FOREGOING, THE PROXY HOLDERS RESERVE THE RIGHT, EXERCISABLE IN THEIR SOLE DISCRETION, TO VOTE PROXIES CUMULATIVELY SO AS TO ELECT ALL OR AS MANY AS POSSIBLE OF SUCH DIRECTOR NOMINEES DEPENDING UPON THE CIRCUMSTANCES AT THE ANNUAL MEETING. In voting on all other matters that may properly come before the Annual Meeting, each stockholder is entitled to one vote for each share of Common Stock held.

         The two individuals receiving the highest number of votes cast will be elected as directors of the Corporation. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock, whether or not present or voting at the annual meeting, is required to approve the amendment to the Certificate of Incorporation. In all other matters, the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for approval.

--------------------------------------------------------------------------------
                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT
--------------------------------------------------------------------------------


         The following table sets forth, as of the Record Date, the number of shares of Common Stock beneficially owned by each person known by the Corporation to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, each director nominee of the Corporation, each director, the "named executive officers" (as defined below) and all director nominees, directors and executive officers of the Corporation as a group.



                                                      AMOUNT AND NATURE OF                          PERCENT OF COMMON
NAME OF BENEFICIAL OWNER                            BENEFICIAL OWNERSHIP(1)                         STOCK OUTSTANDING
------------------------                            -----------------------                         -----------------
PRINCIPAL STOCKHOLDERS:
John W. Castle                                             256,573(2)                                   11.63%(12)
  208 Miller Avenue
  DeKalb, Illinois 60115

David B. Castle                                            196,707(3)                                     9.04%
  2851 Country Club Lane
  DeKalb, Illinois 60115

Amy W. Castle                                              187,674(3)                                     8.63%
  329 Lower Flat Creek Road
  Alexander, North Carolina 28701

Harry D. Castle                                            187,674(3)                                     8.63%
 4909 Orchard Ave., Apt. 105
  San Diego, California 92107

John L. Castle                                             187,674(3)                                     8.63%
  920 South 10th Avenue
  St. Charles, Illinois 60174

James N. McInnes                                           146,694(2)                                   6.68%(12)
 79 Edgebrook Drive
  Sandwich, Illinois 60548

Ernest A. Basler                                         140,313(2)(4)                                  6.43%(12)
  515 East 4th Street
  Sandwich, Illinois 60548

Shirley M. Basler                                          114,825(5)                                     5.28%
  515 East 4th Street
  Sandwich, Illinois 60548

DIRECTOR NOMINEES, DIRECTORS AND NAMED
EXECUTIVE OFFICERS:(6)

Robert T. Boey                                            12,517(2)(7)                                      *

Donald E. Kieso                                           20,251(2)(8)                                      *

Bruce P. Bickner                                           31,792(2)                                    1.46%(12)

Peter H. Henning                                          16,849(2)(9)                                      *

Kathleen L. Halloran                                         375(2)                                         *

Richard C. McGinity                                          375(2)                                         *

Dewey R. Yaeger                                          10,355(2)(10)                                      *

Ronald L. Hovermale                                         2,703(2)                                        *

Thomas D. Young                                           5,384(2)(11)                                      *

All director nominees, directors and                       358,343(2)                                   16.13%(13)
executive officers as a group (11 persons)

----------------------------

(1) Unless otherwise indicated, the nature of beneficial ownership for shares shown in this column is sole voting and investment power.

(2) Includes the following shares which the beneficial owner has the right to acquire within 60 days through exercise of stock options: J. Castle
         - 30,000 shares; J. McInnes - 20,000 shares; E. Basler - 8,000 shares;
         R. Boey - 1,500 shares; D. Kieso -

         1,500 shares; B. Bickner - 1,500 shares; P. Henning - 1,500 shares; K. Halloran - 375 shares; R. McGinity - 375 shares; Dewey R. Yaeger - 6,000 shares; Ronald L. Hovermale - 0 shares; Thomas D. Young - 3,125 shares; and all director nominees, directors and executive officers as a group - 45,925 shares.

(3) Includes 45,000 shares held in the David B. Castle 1992 Trust, 45,000 shares held in the Amy W. Castle 1992 Trust, 45,000 shares held in the Harry D. Castle 1992 Trust and 45,000 shares held in the John L. Castle 1992 Trust (180,000 shares in the aggregate). David B. Castle, Amy W. Castle, Harry D. Castle and John L. Castle act collectively as trustee for each of these trusts with shared voting and investment power. The 180,000 shares held by the trusts are reported in the table above in the beneficial ownership totals for each of David B. Castle, Amy W. Castle, Harry D. Castle and John L. Castle.

(4)      Includes 102,825 shares owned jointly with Shirley M. Basler,
         Mr. Basler's wife, which are also reported as beneficially owned by Shirley M. Basler.

(5)      Includes 102,825 shares owned jointly with Ernest A. Basler,
         Ms. Basler's husband, which are also reported as beneficially owned by Ernest A. Basler.

(6) Information with respect to John W. Castle, Director, Chairman of the Board and Chief Executive Officer, is included above under Principal Stockholders.

(7)      Includes 3,085 shares owned jointly with Mr. Boey's wife.

(8)      Includes 3,000 shares owned by Mr. Kieso's wife.

(9)      Includes 120 shares owned jointly with Mr. Henning's wife.

(10)     Includes 230 shares owned by Mr. Yaeger's wife.

(11)     Includes 1,000 shares owned jointly with Mr. Young's wife.

(12) Percentage is calculated on a partially diluted basis, assuming only the exercise of stock options by such individual which are exercisable within 60 days.

(13) Percentage is calculated on a fully diluted basis, assuming the exercise of all stock options of directors and executive officers which are exercisable within 60 days.

*        Less than 1%.


--------------------------------------------------------------------------------
                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS
--------------------------------------------------------------------------------


         The Corporation's Board of Directors is comprised of seven directors (two Class I directors, two Class II directors and three Class III directors). The Corporation's Certificate of Incorporation provides that directors are elected for terms of three years, approximately one-third of whom are elected annually. Two directors will be elected as Class II directors at the Annual Meeting to serve for a three-year period, or until their respective successors have been elected and qualified. The Board of Directors has nominated for election as directors Robert T. Boey and Donald E. Kieso.

         Each of the nominees has agreed to serve as a director if elected, and the Corporation has no reason to believe that any nominee will be unable to serve. In the event of the refusal or inability of any nominee for director of the Corporation to serve as director, the persons named in the accompanying form of proxy shall vote such proxies for such other person or persons as may be nominated as directors by the Board of Directors of the Corporation, unless the number of directors shall have been reduced by the Board. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF ROBERT T. BOEY AND DONALD E. KIESO AS DIRECTORS OF

THE CORPORATION. The two individuals receiving the highest number of votes cast will be elected as directors of the Corporation.

         The following table sets forth information with respect to the director nominees, continuing directors and executive officers of the Corporation.

                                                                   YEAR TERM
                                                 DIRECTOR OR     AS A DIRECTOR
              NAME                  AGE(1)      OFFICER SINCE       EXPIRES             POSITION WITH THE CORPORATION
----------------------------       -------      -------------    -------------   -----------------------------------------
DIRECTOR NOMINEES
Robert T. Boey                        59            1992             1999        Director
Donald E. Kieso                       62            1993             1999        Director

CONTINUING DIRECTORS
Bruce P. Bickner                      55            1991             2000        Director
John W. Castle                        65            1984             2000        Director, Chairman of the Board and Chief
                                                                                 Executive Officer
Peter H. Henning                      51            1988             2000        Director
Kathleen L. Halloran                  46            1998             2001        Director
Richard C. McGinity                   54            1997             2001        Director

OTHER EXECUTIVE OFFICERS(2)
Dewey R. Yaeger                       58            1997                         President and Chief Operating Officer
Ronald L. Hovermale                   59            1997                         Senior Vice President-Operations,
                                                                                 Information Systems and Human Resources
Thomas D. Young                       53            1995                         Senior Vice President-Marketing, Planning
                                                                                 and Retail Services Delivery
Micah R. Bartlett                     25            1998                         Vice President and Controller

-------------------------

(1)      At January 1, 1999.

(2) John W. Castle, Chairman of the Board and Chief Executive Officer of the Corporation, is listed above under Continuing Directors.

DIRECTOR NOMINEES:

ROBERT T. BOEY is the President and co-owner of American Bare Conductor, Inc., a manufacturer of electrical copper wire and cable products, and has held such position since 1985. Mr. Boey is also a partner and co-owner of Sycamore Industrial Park Associates. He also has been a director of First National Bank in DeKalb since 1988.

DONALD E. KIESO is the KPMG Emeritus Professor of Accountancy at Northern Illinois University and is also a CPA and a self-employed author of accounting and business textbooks. He also has been a director of Castle Bank, N.A. (formerly The Sandwich State Bank) since 1993.

CONTINUING DIRECTORS:

BRUCE P. BICKNER is the co-president of the Monsanto Global Seed Group, a unit of the Monsanto Company. From 1986 to 1998, Mr. Bickner served as the Chairman and Chief Executive Officer of DeKalb Genetics Corp. He also is a director of Nicor Gas.

JOHN W. CASTLE is the Chairman of the Board and Chief Executive Officer of the Corporation and has held such offices since 1984. He also has been a director of First National Bank in DeKalb, Castle Bank, N.A. (formerly The Sandwich State
Bank) and Castle Finance Company since 1984 and a director of CasBanc Mortgage, Inc. since 1995. Mr. Castle is also an owner, director and an officer of Castle Communications, Inc., a commercial printer.

PETER H. HENNING is the Chairman and Chief Executive Officer of Plano Molding Company, a manufacturer of proprietary and custom plastic injection molded products. He also has been a director of Castle Bank, N.A. (formerly The Sandwich State Bank) since 1988.

KATHLEEN L. HALLORAN is the Senior Vice President-Administration of Nicor Gas and has held such position or similar positions with Nicor Gas for more than the past five years.

RICHARD C. MCGINITY is the President of School Street Capital Group, Inc., an investment banking firm based in Boston, Massachusetts serving privately owned companies and their owners and has held such position for more than the past five years.

OTHER EXECUTIVE OFFICERS:

DEWEY R. YAEGER is the President and Chief Operating Officer of the Corporation. He is a director at The Bank of Yorkville, Castle Bank Harvard, N.A., Castle Finance Company, First National Bank in DeKalb and Castle Bank, N.A. (formerly The Sandwich State Bank). From 1993 to 1997 he was President and Chief Executive Officer of Central National Bank of Mattoon, Mattoon, Illinois, and from 1985 to 1993 he was Chairman, President and Chief Executive Officer of First of America Bank DeKalb, N.A.

RONALD L. HOVERMALE is the Senior Vice President - Operations, Information Systems and Human Resources of the Corporation. From 1986 to 1994 he was Senior Vice President of Human Resources and Operations for Bank One, Springfield, Illinois, and from 1991 to 1994 he was Director of Human Resources of Banc One Illinois Corporation.

THOMAS D. YOUNG is the Senior Vice President - Marketing, Planning and Retail Services Delivery of the Corporation. From 1992 to 1995 he was a mortgage banker for Premier Home Financing, Inc.

MICAH R. BARTLETT is the Vice President and Controller of the Corporation and also serves as Vice President and Secretary of Castle Finance Company. From 1996 to 1997, Mr. Bartlett was Vice President and Cashier of Central National Bank of Mattoon. From 1990 to 1996, Mr. Bartlett served as Assistant Vice President of Finance and in other capacities for First National Bank of Raymond.

--------------------------------------------------------------------------------
                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------


         The Board of Directors of the Corporation conducts its business through meetings of the full Board and through meetings of committees of the Board. The Board of Directors maintains an Audit, Compensation and Nominating Committee. The Board of Directors held five meetings during 1998. No director of the Corporation attended fewer than 75% of the total meetings of the Board and committee meetings on which such Board member served during this period.

         The Audit Committee is comprised of Kathleen L. Halloran, Richard C. McGinity and Donald E. Kieso. Donald E. Kieso is Chairman of the Committee. The Audit Committee's duties include reviewing the scope of internal and external accounting controls and audit procedures, the Corporation's accounting principles, policies and practices and financial reporting, and the results of internal and external audits conducted with respect to the Corporation and its subsidiaries. The Committee also recommends to the Board of Directors the selection of the Corporation's independent auditors. The Audit Committee met six times during 1998.

         The Compensation Committee is comprised of Robert T. Boey, Bruce P. Bickner and Peter H. Henning. Bruce P. Bickner is Chairman of the Committee. The Compensation Committee annually reviews all aspects of the compensation for the Chief Executive Officer and for the Chief Operating Officer of the Corporation, including the appropriateness of executive compensation and benefit programs. The Compensation Committee also recommends salary levels for subsidiary senior management which are adopted by the subsidiary Boards of Directors. The Committee is also responsible for recommending to the Board of Directors, the specific individual annual goals and objectives of the Chairman of the Board (Chief Executive Officer) and the President (Chief Operating Officer). The Compensation Committee met six times during 1998.

         The Nominating Committee is comprised of Bruce P. Bickner and Peter H. Henning. Peter H. Henning is Chairman of the Committee. John W. Castle, as Chairman of the Board of the Corporation, serves as an ex-officio member of the Committee. The Nominating Committee reviews the requirements for service as a director of the Corporation, reviews potential candidates for director, proposes nominees for director and recommends the successor to the Chairman when a vacancy occurs in that position. The Nominating Committee did not meet during 1998.

--------------------------------------------------------------------------------
                             EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------


         The following table summarizes compensation for services to the Corporation and the Corporation's subsidiaries for the years ended December 31, 1998, 1997 and 1996 paid to or earned by the Chief Executive Officer of the Corporation and the three other most highly compensated executive officers of the Corporation whose salary and bonus exceeded $100,000 for the year ended December 31, 1998. No other executive officer's salary and bonus exceeded $100,000 for the year ended December 31, 1998. These individuals are sometimes hereinafter referred to as the "named executive officers."


                                                 ANNUAL COMPENSATION(1)      SECURITIES      ALL OTHER
            NAME AND                             ----------------------      UNDERLYING       COMPEN-
       PRINCIPAL POSITION            YEAR         SALARY       BONUS         OPTIONS (#)     SATION(2)
---------------------------         -----     ------------   ----------     ------------   -----------
John W. Castle                       1998     $  223,500     $  121,808           --       $    35,896
  Chairman of the Board and          1997     $  223,500     $  34,556            --       $   31,706
  Chief Executive Officer            1996     $  223,500     $  27,938            --       $   38,058


Dewey R. Yaeger                      1998     $  150,000     $  75,000         8,000       $   10,433
  President and Chief Operating      1997(3)  $   87,077     $  14,175         8,000       $       --
  Officer                            1996(3)          --            --            --               --


Ronald L. Hovermale                  1998     $  101,754     $      --            --       $   24,400
  Senior V. P.-Operations,           1997(4)  $   15,655     $      --            --       $   18,400
  Information Systems and            1996(4)  $       --     $      --            --       $       --
  Human Resources


Thomas D. Young                      1998     $  110,000     $  29,700         1,500       $   15,871
  Senior V.P.-Marketing,             1997     $  102,500     $   4,100           500       $   12,925
  Planning and Retail Services       1996     $   92,308     $      --            --       $   11,095
  Delivery


----------------------------

(1) None of the named executive officers received any perquisites or other personal benefits, securities, or property in an amount exceeding 10% of his salary and bonus during 1996, 1997 and 1998.

(2) For each of the named executive officers, this amount consists entirely of contributions by the Corporation under its Profit Sharing Plan and Supplemental Profit Sharing Plan except that for Mr. Hovermale it only includes the purchase price for 800 shares of the Corporation's Common Stock purchased in his behalf by the Corporation in each of 1997 and 1998.

(3) Dewey R. Yaeger joined the Corporation on April 24, 1997. The 1997 information for Mr. Yaeger only reflects the period from April 24, 1997 to December 31, 1997.

(4) Ronald L. Hovermale joined the Corporation on October 27, 1997. The 1997 information for Mr. Hovermale only reflects the period from October 27, 1997 to December 31, 1997.

         The following table sets forth information regarding individual grants of stock options made during 1998 to Dewey R. Yaeger and Thomas D. Young. No stock option grants were made during 1998 to the other named executive officers.

                                                                                                       POTENTIAL REALIZABLE
                                                                                                         VALUE AT ASSUMED
                                                                                                          ANNUAL RATES OF
                                       NUMBER OF         PERCENT OF                                         STOCK PRICE
                                      SECURITIES        TOTAL OPTIONS                                    APPRECIATION FOR
                                      UNDERLYING         GRANTED TO       EXERCISE                          OPTION TERM
                                        OPTIONS         EMPLOYEES IN        PRICE       EXPIRATION   -----------------------
              NAME                    GRANTED (#)        FISCAL YEAR      PER SHARE        DATE           5%             10%
---------------------------------  -----------------  ----------------  ------------- -------------- -----------    --------
Dewey R. Yaeger                        8,000(1)            32.0%        $       27.00    05/01/08    $   135,841  $   344,248

Thomas D. Young                        1,500(1)             6.0%        $       31.00    11/16/08    $    29,244  $    74,109
-------------------------

(1) The options become exercisable with respect to 25% of the shares covered thereby on each of the first four anniversaries of the date of grant.

         The following table sets forth information regarding the year-end values of unexercised stock options held by the named executive officers.

                                                                  NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED           IN-THE-MONEY STOCK
                                                                 STOCK OPTIONS AT FISCAL              OPTIONS AT
                                                                      YEAR END (#)                FISCAL YEAR END(1)
                               SHARES                       -------------------------------      ---------------------
                              ACQUIRED          VALUE                                              EXER-       UNEXER-
          NAME             ON EXERCISE (#)    REALIZED       EXERCISABLE      UNEXERCISABLE       CISABLE      CISABLE
-------------------------  --------------     --------      ------------      -------------      --------     --------
John W. Castle                      --              --          22,500             7,500        $  382,500    $ 127,500
Dewey R. Yaeger                     --              --           2,000            14,000        $   18,000    $  86,000
Ronald L. Hovermale                 --              --              --                --        $       --    $      --
Thomas D. Young                     --              --           3,125             2,875        $   47,625    $  18,875

----------

(1) This amount represents the difference between the market value of one share of the Corporation's Common Stock on December 31, 1998 ($31.00) and the option exercise price times the total number of shares subject to exercisable or unexercisable options.


         HOVERMALE AGREEMENT FOR SERVICES. The Corporation has entered into an agreement for services with Mr. Hovermale dated as of September 26, 1997. The original term of the agreement provided for its expiration on December 31, 1999. The agreement was amended on March 12, 1999 to, among other things, extend the term of the agreement to January 15, 2001. Under the terms of the agreement, as amended, Mr. Hovermale serves as Senior V. P. - Operations, Information Systems and Human Resources of the Corporation. A copy of the agreement is filed as an exhibit to the Corporation's Form 10-K for the 1998 fiscal year.

--------------------------------------------------------------------------------
                             DIRECTORS' COMPENSATION
--------------------------------------------------------------------------------


         Each non-employee director of the Corporation received a quarterly retainer of $1,800 for the first two quarters of 1998 and $1,500 for the last two quarters of 1998. In addition, before July 1, 1998 each non-employee director received a fee of $200 for each Board or committee meeting attended as a member or $300 for each committee meeting attended as chairman of the committee. After July 1, 1998, each non-employee director received a fee of $1,000 for each Board meeting attended and a fee of $300 ($400 if committee chairman) for each committee meeting attended. If a non-employee director is also a director of any subsidiary of the Corporation, such non-employee director also receives fees in such capacities. Pursuant to the Corporation's Stock Benefit Plan, when a non-employee becomes a new director of the Corporation, such new non-employee director is automatically granted an option to purchase 1,500 shares of Common Stock. As a result, in 1998 Kathleen L. Halloran received an option to purchase 1,500 shares of Common Stock. Directors who are employees of the Corporation or its subsidiaries do not receive additional compensation for serving as directors of the Corporation or any of its subsidiaries.

--------------------------------------------------------------------------------
                   REPORT OF THE COMPENSATION COMMITTEE OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------


         The members of the Compensation Committee of the Corporation during the fiscal year ended December 31, 1998 were Bruce P. Bickner (Chairman), Robert T. Boey, and Peter H. Henning. No member of the Compensation Committee is a former or current officer or employee of the Corporation or any of its subsidiaries.

         The Compensation Committee's goal in setting executive compensation is to attract, retain, motivate and reward highly qualified management to achieve the Corporation's business objectives. This executive compensation program is integrated with the Corporation's annual and long-term business plans in order to provide a strategic link between corporate performance and attainment of corporate goals and executive compensation. The components of the corporate compensation program are base salary, performance incentives (bonus), the Profit Sharing Plan, the Supplemental Profit Sharing Plan and the Stock Benefit Plan.

         The Compensation Committee's approach to setting compensation for executive officers is to review their compensation relative to the Corporation's financial results, including earnings growth, increase in share value, the rate of return on assets and equity, and various measures of productivity and efficiency. Additionally, the Committee reviews performance relative to attainment of specific corporate and individual objectives that are set before each year. The Committee also considers the Corporation's and the subsidiary's standing in the community it serves, ratings by regulatory authorities and views of the Corporation's independent auditors.

         In determining the reasonableness of each executive officer's total compensation, the Compensation Committee reviewed studies and reports including, among others, the Illinois Bankers Association 1997 Midwest Bank Holding Company Executive Compensation Report produced in cooperation with Crowe Chizek. This survey compiles total compensation data based on asset size and geographic region including salary ranges by position. The Committee has found this study to be useful in setting corporate and individual bank subsidiary salary ranges. The Committee has generally used a range of the 50th to 75th percentile in setting base salaries for subsidiary executives depending upon experience and performance.

         The base salaries and annual incentive objectives for the current year are established before the beginning of the fiscal year. The level of incentive compensation is determined by the Committee after year-end, based upon a review of performance against predetermined objectives. The 1998 incentive compensation was based upon the accomplishment of both financial and individual non-financial objectives. The financial objectives were evaluated against holding company, subsidiary, and consolidated annual budgeted net income.

         Mr. Castle's 1998 base salary was unchanged from his 1997 base salary. Mr. Yaeger's 1998 base salary was increased $15,000 to $150,000. Mr. Yaeger joined the Company on April 24, 1997 as a consultant at a per diem rate based on $125,000 per annum. Mr.Yaeger was employed on June 10, 1997 as Senior Vice President at an annual base salary of $125,000 prorated to year-end which was subsequently increased on July 15, 1997 to an annual base salary of $135,000. The Committee considered several factors in setting base salaries: (i) relative base salary as compared to others; (ii) increased responsibilities of corporate governance; (iii) continued improvement in share value relative to prior years; (iv) favorable perception by the local community, regulators and professional consultants; (v) efficiencies gained during 1998 from consolidating "back office" operations; (vi) progress developing company wide marketing strategies; (vii) improved investor relations; (viii) improved strategic and annual planning and budgeting processes; and (ix) consultation with other members of the Board of Directors.

         The Committee granted compensation (cash bonus) in the amount of $121,808 to Mr. Castle and $75,000 to Mr. Yaeger. Incentive compensation was awarded according to the written corporate incentive compensation policy in effect for 1998. Eligibility for incentive compensation(cash bonus) is determined by attainment of corporate annual financial objectives and attainment of individual non-financial objectives. The financial objectives portion was based on both the holding company's performance versus budgeted net income and the consolidated performance versus budgeted net income. The base bonus amount eligible for the financial objectives portion for Mr. Castle and Mr. Yaeger was $67,050 and $36,000, respectively. The actual award may be higher or lower than the base amount depending on financial performance. Parent only performance exceeded budgeted net income, such that the actual bonus for the financial objectives portion was $83,813 for Mr. Castle and $45,000 for Mr. Yaeger. Base bonus amounts eligible for non-financial objectives were $44,700 and $24,000 for Mr. Castle and Mr. Yaeger, respectively. Evaluation of non-financial objectives is subjective in nature. The compensation committee determined that Mr. Castle accomplished 85% of his non-financial objectives and awarded $37,995 accordingly. The compensation committee determined that Mr. Yaeger accomplished 100% of his non-financial objectives and awarded $24,000 accordingly. The compensation committee additionally awarded Mr. Yaeger $6,000 for exceptional performance in his position.

         Submitted by the Compensation Committee of the Board of Directors:

                                            Bruce P. Bickner, Chairman
                                            Robert T. Boey
                                            Peter H. Henning


--------------------------------------------------------------------------------
                      COMMON STOCK PRICE PERFORMANCE GRAPH
--------------------------------------------------------------------------------


         The following graph compares on a cumulative basis the percentage changes since May 6, 1995 (the date on which the Common Stock was registered under Section 12 of the Securities Exchange Act of 1934) in (a) the total stockholder return on the Common Stock, (b) the total return of U.S. companies in the NASDAQ Market Index ("NASDAQ U.S."), and (c) the total return of all banking organizations traded on the NASDAQ Market ("NASDAQ Bank"). The total return information presented assumes the reinvestment of dividends.

[GRAPHIC OMITTED]


                                       5/31/95       12/31/95       12/31/96       12/31/97      12/31/98
NASDAQ U.S.                             1.000          1.226         1.508          1.847          2.603
NASDAQ Bank                             1.000          1.284         1.696          2.839          2.817
Castle BancGroup, Inc.                  1.000          1.127         1.493          1.524          2.167


--------------------------------------------------------------------------------
           PROPOSAL NO. 2 - AMENDMENT TO CERTIFICATE OF INCORPORATION
--------------------------------------------------------------------------------


         The Corporation's Board of Directors has unanimously approved an amendment to the Corporation's Certificate of Incorporation to increase the number of shares of Common Stock, par value $.33 1/3 per share, authorized for issuance from 5,000,000 to 25,000,000 shares. If the amendment is approved by stockholders, the first sentence of Article Fourth of the Certificate of Incorporation would be changed to read as follows (with the changed portion in italics);

         "The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 25,100,000 shares, which are divided into two classes as follows:

         100,000 shares of Preferred Stock, without par value, and

         25,000,000 shares of Common Stock of the par value of $.331/3 per share."

         The Board of Directors has recently considered and discussed a possible two-for-one split of the Corporation's outstanding Common Stock to be effected in the form of a 100% stock dividend. The Corporation currently has 5,000,000 shares of Common Stock authorized for issuance of which 2,175,394 shares are issued and outstanding as of the Record Date. In addition, as of the Record Date 300,000 shares were reserved for issuance under the Corporation's Stock Benefit Plan (including upon exercise of options) and 300,000 shares were reserved for issuance under the Corporation's Dividend Reinvestment and Stock Purchase Plan. As a result there are currently insufficient shares available for issuance to effect a two-for-one stock split.

         If the proposed amendment to the Certificate of Incorporation is adopted by the stockholders at the Annual Meeting, the Board of Directors expects to revisit its consideration of a two-for-one stock split of the Corporation's Common Stock to be effected in the form of a 100% stock dividend. Any such decision by the Board to proceed with such a stock split will be based on circumstances existing at such time, and there can be no guarantee that the Board will proceed.

         Adoption of the proposed amendment would increase the number of authorized shares of Common Stock available for future issuance to 25,000,000 shares. The additional shares of Common Stock for which authorization is sought would, if and when issued, have the same rights and privileges as the presently outstanding shares of Common Stock, including the right to vote cumulatively in the election of directors.

         In addition to the reason discussed above relating to a potential two-for-one stock split, other reasons for increasing the number of authorized shares of Common Stock include providing additional authorized shares of Common Stock which may be issued for such corporate purposes as the Board of Directors may determine in its discretion, including, without limitation, future stock splits, stock dividends or other distributions, future financings, acquisitions and incentive stock and benefit plans. The increase in the number of shares of Common Stock authorized for issuance would enable the Corporation, as the need may arise, to take timely advantage of market conditions and the availability of favorable opportunities without the delay and expense associated with the holding of a special meeting of its stockholders. Upon adoption of the amendment, the Board of Directors would be authorized to issue additional shares of Common Stock at such time or times, to such persons and for such consideration as it may determine, except as may otherwise be required by law. Holders of the Corporation's Common Stock do not have preemptive rights to subscribe for or purchase any part of any new or additional issue of Common Stock or securities convertible into Common Stock. Although the Corporation anticipates that it may issue shares of Common Stock for one or more of the foregoing purposes, the Corporation has no existing plans, understandings or agreements for the issuance of any additional shares of Common Stock (other than shares under its incentive stock and benefit plans and possibly in connection with a two-for-one stock split as discussed above).

         Except as may be required by law, it is unlikely that further authorization by vote of stockholders would be sought for any issuance of the shares of Common Stock.

         Although the decision of the Board of Directors to propose an amendment increasing the number of shares of Common Stock authorized for issuance did not result from any effort by any person to accumulate the Corporation's stock or effect a change in control of the Corporation, one result of an increase may be to help the Board discourage or render more difficult a change in control. The additional shares could be used under certain circumstances to dilute the voting power of, create voting impediments for or otherwise frustrate the efforts of persons seeking to effect a takeover or gain control of the Corporation, whether or not the change of control is favored by a majority of unaffiliated stockholders. For example, such shares could be privately placed with purchasers who might side with the Board in opposing a hostile takeover bid. The issuance of any additional shares of Common Stock could also have the effect of diluting the equity of existing holders and the earnings per share of existing shares of stock.

         The affirmative vote of the holders of a majority of the outstanding shares of Common Stock, whether or not present or voting at the annual meeting, is required to approve the amendment to the Certificate of Incorporation. If the proposed amendment is adopted by the stockholders, it will become effective upon filing with the Delaware Secretary of State a Certificate of Amendment to the Certificate of Incorporation.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK.

--------------------------------------------------------------------------------
                          TRANSACTIONS WITH MANAGEMENT
--------------------------------------------------------------------------------


         Several of the Corporation's directors and their affiliates, including corporations and firms of which they are officers or in which they or members of their families have an ownership interest, are customers of the banking subsidiaries of the Corporation. These persons, corporations and firms have had transactions in the ordinary course of business with the banking subsidiaries of the Corporation, including borrowings of material amounts, all of which, in the opinion of management, were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

--------------------------------------------------------------------------------
             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
--------------------------------------------------------------------------------


         Based solely upon its review of Forms 3, 4 and 5 and any amendment thereto furnished to the Corporation pursuant to Rule 16a-3(e) of the Securities Exchange Act of 1934, as amended, and written representations from the directors and executive officers that no other reports were required, the Corporation is not aware of any director, officer or beneficial holder of 10% of its Common Stock that failed to file any such reports on a timely basis during 1998.

--------------------------------------------------------------------------------
                         INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------


         The Board of Directors has selected KPMG LLP, independent certified public accountants, to serve as the independent auditors of the Corporation and its subsidiaries for the fiscal year ending December 31, 1999. KPMG LLP has served as the Corporation's independent auditors since its inception in 1984. A representative from KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

--------------------------------------------------------------------------------
                              STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------


         In order to be eligible for inclusion in the Corporation's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Corporation's main office no later than November 30, 1999. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

--------------------------------------------------------------------------------
                                  OTHER MATTERS
--------------------------------------------------------------------------------


         The Board of Directors of the Corporation does not intend to present any other matters for action at the Annual Meeting, and the Board has not been informed that other persons intend to present any other matters for action at the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote thereon, pursuant to the proxy, in accordance with the recommendation of the Board of Directors of the Corporation.

                         PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                             CASTLE BANCGROUP, INC.

                                 APRIL 28, 1999

                 Please Detach and Mail in the Envelope Provided



A    /X/  Please mark
          your votes as
          in this example.

            FOR all nominees              WITHHOLD          THE BOARD OF DIRECTORS RECOMMENDS A VOTE
             listed at right              AUTHORITY         "FOR" ALL OF THE NOMINEES AND "FOR" THE
          (except as indicated    to vote for all nominees  PROPOSED AMENDMENT TO THE CERTIFICATE
          to the contrary below)    as listed at right      OF INCORPORATION.
                  /  /                         /  /                                                        FOR    AGAINST   ABSTAIN
1. Election as                                              Nominees:  Robert T. Boey   2. Amendment to    / /      / /       / /
   directors of                                                        Donald E. Kieso     Certificate of
   all the nominees                                                                        Incorporation to
   listed at right.                                                                        increase authorized
                                                                                           Common Stock.
INSTRUCTION: To withhold authority to vote for any
individual nominee, write that nominee's name on the                                    3. In their discretion, on such other matter
line provided below.                                                                       that may properly come before the meeting
                                                                                           and any adjournments thereof.
---------------------------------------------------
                                                                                         THE SHARES REPRESENTED BY THIS PROXY WILL
                                                                                         BE VOTED AS DIRECTED. WHERE NO DIRECTION IS
                                                                                         GIVEN, THE SHARES WILL BE VOTED "FOR" THE
                                                                                         ELECTION OF ALL NOMINEES LISTED HEREON AND
                                                                                         "FOR" THE PROPOSED AMENDMENT TO THE
                                                                                         CERTIFICATE OF INCORPORATION.

                                                                                         This proxy may be revoked prior to the
                                                                                         exercise of the powers conferred by the
                                                                                         proxy.

                                                                                         PLEASE SIGN BELOW, DATE AND RETURN
                                                                                         PROMPTLY.

                                                                                       PLEASE CHECK BOX IF YOU PLAN TO ATTEND.  / /

SIGNATURE ________________________            __________________________________________                       Dated: _______, 1999
                                                      SIGNATURE IF HELD JOINTLY

 IMPORTANT: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. When signing on behalf of a corporation, partnership, estate, trust or in other representative capacity, please sign name and title. If executed by a corporation, the proxy should be signed by a duly authorized officer. If executed by a partnership, please sign in the partnership name by an authorized person.


                             CASTLE BANCGROUP, INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 28, 1999

   The undersigned hereby appoints John W. Castle and Dewey R. Yaeger, each with the power to act without the other and with full power of substitution, as the attorneys and Proxies of the undersigned to represent and vote all shares of common stock of Castle BancGroup, Inc. (the "Corporation"), standing in the name of the undersigned at the close of business on March 18, 1999, at the Annual Meeting of Stockholders of the Corporation to be held in the community room of First National Bank in DeKalb/Sycamore on April 28, 1999 or at any adjournments or postponements thereof, with all the powers that the undersigned would possess if personally present on all matters coming before said meeting, as follows:

          (CONTINUED, AND TO BE SIGNED AND DATED, ON THE REVERSE SIDE)